                                                                    EXHIBIT 10.3

                  EXECUTIVE SEVERANCE AGREEMENT, made this day of June 24, 2003, between OFFICEMAX, INC., an Ohio corporation (the "Company") and Michael Killeen (the "Executive")

                  WHEREAS, the Board of Directors of the Company (the "Board") considers it essential to the best interests of the Company's shareholders to have the continuous employment of key management personnel. The Board recognizes that the possibility of a change in control of the Company exists and the uncertainty it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

                  WHEREAS, the Board has determined that the Company should reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction by circumstances arising from the possibility of a change in control of the Company.

                  NOW, THEREFORE, to induce the Executive to remain employed by the Company and in consideration for the Executive's agreement to remain so employed in certain circumstances, the Company agrees that the Executive shall receive the benefits set forth in this Agreement under the circumstances described below.

                  1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2005; provided, however, that commencing on January 1, 2006, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless the Company gives notice not later than September 30 of the preceding year that it does not wish to extend this Agreement; and provided, further, that regardless of any such notice by the Company, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control of the Company occurs during such term. Notwithstanding anything to the contrary stated herein, this Agreement shall terminate prior to the dates set forth above without further acts by either party upon (a) termination of the Executive's employment before a Change in Control, (b) termination of the Executive's employment by the Company after a Change in Control for Cause or for Disability (each as respectively defined in Section 3 hereof), (c) termination of the Executive's employment after a Change in Control due to the Executive's death or by the Executive for other than Good Reason (as defined in Section 3 hereof), or (d) completion by the Company of all of its obligations in the event benefits shall become payable hereunder.

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                                                                               2

                  2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company during the term of this Agreement. For purposes of this Agreement, a "Change in Control" occurs if:

                  (a) a Person or Group (I) purchases any shares of capital stock of the Company (or securities convertible to capital stock of the Company) pursuant to a tender or exchange offer without prior consent of the Board or
(II) becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 50% or more of the total voting power of the Company's then outstanding stock and securities; provided, however, that for purposes of this subsection (a), the following acquisitions of voting power shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iii) any acquisition by any corporation pursuant to a transaction that complies with subsection (c) of this Section 2;

                  (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board;

                  (c) there is consummated a merger, consolidation or other corporate transaction involving the Company or any wholly owned subsidiary thereof, other than a merger, consolidation or transaction that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the ultimate parent thereof) at least 50% of the combined voting power of the stock and securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or transaction;

                  (d) the sale or disposition by the Company of all or substantially all of the Company's assets other than a sale or disposition by the Company of all or substantially all of its assets to an entity at least 50% of the combined voting power of the stock and securities of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the Company's voting stock immediately prior to such sale; or

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                  (e) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the consummation of a going private transaction or a buy-out of the Company led by a Group that includes the Company's Chief Executive Officer or President/Chief Operating Officer, in each case, as of the date hereof will not be deemed a "Change in Control".

                  "Person" shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the "Exchange Act"), as such term is modified in
Section 13(d) and 14(d) of the Exchange Act), other than (i) any trustee or fiduciary of an employee plan established by the Company or any of its subsidiaries, (ii) any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or
(iv) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company. "Group" shall mean any group as defined in Section 14(d)(2) of the Exchange Act. "Beneficial Owner" shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

                  3. Termination Following Change in Control. The Executive shall be entitled to the benefits provided under Section 4 upon the Executive's "Qualifying Termination" (as defined herein) during the 24-month period beginning on the date of a Change in Control (the "Protection Period"). For purposes hereof, a "Qualifying Termination" shall mean (i) a termination of the Executive's employment by the Company for any reason other than for Cause or Disability or due to the Executive's death, or (ii) the Executive's termination of employment for "Good Reason" (as defined in this Section 3).

                  (a) Disability. If the Executive is absent from duties with the Company on a full-time basis for eighteen consecutive months due to a physical or mental incapacity, and the Executive has not returned to the full-time performance of the Executive's duties within thirty (30) days after written Notice of Termination (as defined below) is given to the Executive by the Company, such termination shall be considered to be termination by the Company for "Disability" for purposes of this Agreement.

                  (b) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, the Company shall have "Cause" to terminate the Executive's employment hereunder only on the basis of (i) a violation of any policy of the Company that causes material injury to the Company; (ii) an act of fraud, embezzlement, theft or any other material violation of law that interferes with Executive's ability to perform Executive's duties and responsibilities for the Company; (iii) intentional damage to material assets of the Company; (iv) wrongful disclosure of confidential information of the Company; (v) wrongful engagement in any competitive activity that would constitute a breach of the duty of loyalty to the Company; (vi) wrongful failure or refusal to perform, or gross negligence in the performance of,

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Executive's duties and responsibilities for the Company; or (vii) making unauthorized comments to the media regarding the Company.

                  (c) Good Reason. The Executive shall be entitled to terminate the Executive's employment for Good Reason in the event a Good Reason occurs during the Protection Period. For purposes of this Agreement, "Good Reason" shall exist in the event of the occurrence of any of the following without the Executive's express prior written consent:

                      (i) a reduction in either Executive's annual rate of base salary or level of participation in any bonus or incentive plan for which he is eligible (other than as part of a salary reduction or changes in bonus or incentive plans generally imposed on all executive officers of the Company);

                      (ii) an elimination or reduction of Executive's participation in any benefit plan generally available to executive officers of the Company, unless the Company continues to offer Executive benefits substantially similar to those made available by such plan; provided, however, that a change to a plan in which executive officers of the Company generally participate, including termination of any such plan, if it does not result in a proportionately greater reduction in the rights of, or benefits to, Executive as compared with the other executive officers of the Company or is required by law or a technical change, will not be deemed to be Good Reason;

                      (iii) failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to the Company to assume the Company's obligations under this Agreement or failure by the Company to remain liable to Executive under this Agreement after an assignment by the Company of this Agreement; or

                      (iv) a transfer of Executive's principal business office to a location outside of the area where the function for which Executive is responsible is performed.

         The Executive will be deemed to have waived his rights relating to circumstances constituting Good Reason if he has not provided to the Company a written Notice of Termination within ninety (90) days following his knowledge of circumstances constituting Good Reason.

         By executing this Agreement, the Executive acknowledges and agrees that, effective as of the date hereof, the definition of "Good Reason" set forth above shall replace and supercede in its entirety the definition of "Good Reason" set forth in Section 1(f) of the Severance Agreement dated December 10, 2001 by and between the Company and the Executive (the "Prior Agreement").

                  (d) Notice of Termination. Any purported termination of the Executive by the Company or by the Executive shall be communicated by written Notice of

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Termination to the other party in accordance with Section 7 hereof.
For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon and the facts, if any, supporting application of such provision.

                  (e) Date of Termination; Dispute Concerning Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive has not returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period) or (ii) if the Executive's employment is terminated by the Company for any reason other than Disability or by the Executive for any reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company shall not be less than thirty (30) days, and in the case of a termination by the Executive shall not be more than sixty (60) days, respectively, from the date such Notice of Termination is given); or (iii) if the Executive dies, his date of death (without any requirement that a Notice of Termination be provided); provided, however, that if the party receiving the Notice of Termination notifies the other party within thirty (30) days after the date such Notice of Termination is given that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a binding arbitration award referred to in Section 12; and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice shall pursue the resolution of such dispute with reasonable diligence. The Company shall continue to pay the Executive the Executive's full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive participated when the Notice of Termination was given (ignoring any reductions that gave rise to Good Reason) until the dispute is finally resolved in accordance with this Section. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. In addition, for purposes of determining whether any Qualifying Termination has occurred during the Protection Period, the date a Notice of Termination is given pursuant to this Section shall be deemed the date of the Executive's Qualifying Termination.

                  4.       Compensation Upon Termination.

                  (a) Salary and Other Compensation or Benefits. If the Executive's employment is terminated during the Protection Period, the Company shall pay the Executive's base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits to which the Executive is entitled through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company or its

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                                                                               6

affiliates during such period (ignoring, if applicable, any reduction that gave rise to Good Reason).

                  (b) Disability. During any period that the Executive fails to perform the Executive's duties hereunder as a result of mental or physical incapacity, the Executive shall continue to receive the Executive's base salary at the rate then in effect and continue to participate in all benefit plans and incentive plans until the Executive's employment is terminated pursuant to
Section 3(a) hereof. Thereafter, the Executive's benefits shall be determined in accordance with the insurance and other benefit programs then applicable to the Executive.

                  (c) Cause; Voluntary Termination of Employment Without Good Reason. If the Executive's employment is terminated for Cause or the Executive voluntarily terminates employment without Good Reason, the Company shall pay the Executive only the Executive's base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, together with other compensation and benefits to which the Executive is entitled under the terms of any benefit plan, program or arrangement maintained by the Company and applicable to the Executive, and the Company shall have no further obligations to the Executive under this Agreement.

                  (d) Qualifying Termination. If the Executive's employment is terminated in a Qualifying Termination during the Protection Period, then the Executive shall be entitled to the following benefits:

                      (i) a pro rata portion (based on the number of calendar days that have elapsed before the Executive's Date of Termination) of the Executive's plan/target annual incentive award in effect for the fiscal year in which the Date of Termination occurs; provided that, if the Executive is entitled to receive a retention/stay bonus in connection with the Change in Control that is payable with respect to the fiscal year in which the Executive's Qualifying Termination occurs, the Executive shall receive the greater of the applicable stay or retention bonus or the pro rata plan/target bonus provided herein, but the Executive shall not be entitled to both the retention/stay bonus and the pro rata plan/target bonus provided herein;

                      (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and other severance benefits, the Company shall pay to the Executive a lump sum severance payment in an amount equal to two (2) times the sum of (A) the higher of (I) the Executive's annual base salary in effect immediately before the event or circumstance upon which the Notice of Termination is based or (II) the Executive's annual base salary in effect immediately before the Change in Control and (B) the higher of (x) the highest award paid or payable to the Executive pursuant to the Company's annual incentive plan for each of the two measuring periods completed immediately before the event or circumstance upon which the Notice of Termination is based (determined without reference to any guaranteed annual bonus under any retention/stay bonus program of the Company but taking into account the amount of any

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such annual bonus that would have been paid to the Executive based on actual performance but for any such guarantee) or (y) the Executive's plan/target bonus opportunity for the fiscal year in which Executive's Qualifying Termination occurs, without giving effect to any reduction in the Executive's plan/target annual incentive bonus opportunity on or after a Change in Control;

                      (iii) $10,000 for two years of tax and financial planning services;

                      (iv) full and immediate vesting of all options, awards of restricted stock and any other equity or equity-based awards held by the Executive. All options held by the Executive will be exercisable for the applicable period specified in the relevant option agreement.

                  To be eligible to receive benefits under this Section 4(d), the Executive shall be required to execute and deliver a valid, binding and irrevocable general release in substantially the form attached hereto as Exhibit A (which the Company shall deliver to the Executive promptly after the date of his Qualifying Termination). The payments provided for in this Section 4(d) shall be made not later than the date the release described above becomes binding and irrevocable under applicable law; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. If the estimated payments exceed the amount subsequently determined to be due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). When payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such written opinions or advice shall be attached to the statement).

                  (e) Insurance Benefits. If the Executive's employment is terminated in a Qualifying Termination during the Protection Period, the Company shall maintain in full force and effect for the 24 months following such termination all life insurance, disability insurance, accidental death and dismemberment insurance, dental coverage, and medical coverage, in which the Executive and the Executive's dependents participated immediately before the Date of Termination, on the same cost-sharing basis that applied to the Executive immediately prior to the Executive's Date of Termination. In the event such participation (or a particular type of coverage) under any such plan or arrangement

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                                                                               8

shall be barred, the Company shall provide the Executive with benefits, at the same after-tax cost to the Executive, that are substantially similar to those the Executive and the Executive's dependents would have otherwise received under this Section. If the Executive, as the result of the Qualifying Termination during the Protection Period, elects to convert his Long Term Disability Insurance, if any, to a personal policy maintained by the carrier used by the Company (not greater than the coverage in effect immediately prior to the Qualifying Termination), the Company shall reimburse the Executive for any premiums paid during the applicable period following the Qualifying Termination.

                  (f) Death. In the event of the Executive's death, the Company shall have no further obligations to the Executive under this Agreement, but the Executive's estate shall be entitled to receive death benefits under the Company's benefit plans and arrangements as may be applicable to the Executive.

                  (g) Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in Sections 4(c), (d) and (e) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Sections 4(c) or (d) be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. Benefits otherwise receivable by the Executive pursuant to Section 4(e) shall be reduced to the extent comparable benefits are actually received by the Executive during the period Section 4(e) shall be applicable, and any such benefits actually received by the Executive shall be reported to the Company.

                  5. Excise Taxes. The following provisions shall apply to any excise tax imposed under Section 4999 of the Code (or its successor) (the "Excise Tax"):

                  (a) The provisions of this Section 5 shall apply notwithstanding anything in this Agreement to the contrary. Subject to subsection (b) below, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company shall pay the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive after deduction of any Excise Tax, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

                  (b) Notwithstanding subsection (a), and notwithstanding any other provisions of this Agreement to the contrary, if the net after-tax benefit to the Executive of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net-after tax benefit to the Executive resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) the Company shall not pay the Executive the Gross-Up Payment and (ii) the provisions of subsection (c) below shall apply. The term "Safe

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Harbor Amount" means the maximum dollar amount of parachute payments that may be paid to the Executive under Section 280G of the Code without imposition of an excise tax under Section 4999 of the Code.

                  (c) The provisions of this subsection (c) shall apply only if the Company is not required to pay the Executive a Gross-Up Payment as a result of subsection (b) above. If the Company is not required to pay the Executive a Gross-Up Payment as a result of the provisions of subsection (b), the Company will apply a limitation on the Payment amount as set forth below (a "Parachute Cap") as follows: The aggregate present value of the Payments under Section 4(d) of this Agreement ("Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the limitation of deduction under
Section 280G of the Code. For purposes of this Section 5, "present value" shall be determined in accordance with Section 280G(d)(4) of the Code.

                  (d) If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment (or such other time as is hereinafter described), the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax or a federal, state or local income or employment tax deduction). If the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  (e) Except as set forth in the next sentence, all determinations to be made under this Section 5 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten days of the Executive's Date of Termination. The value of any non-competition covenant applicable to the Executive shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a

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                                                                              10

parachute payment. If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within ten days after receiving the Accounting Firm's calculations. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.

                  (f) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 5 shall be borne solely by the Company.

                  6.       Successors; Binding Agreement.

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amount is still payable, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee, or if there shall be no such designee, to the Executive's estate.

                  7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                  If, to the Executive, to:

                  Michael Killeen
                  Last home address shown
                  on Company records

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                                                                              11

                  If, to the Company, to:

                  OfficeMax, Inc.
                  3605 Warrensville Center Road
                  Shaker Heights, OH 44122-5203
                  Attn: Office of the General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  8. Miscellaneous. By accepting, and as a condition to accepting, benefits payable under Section 4(d), the Executive agrees to waive, and will be deemed to have waived, for the two-year period commencing upon a Change in Control any right or entitlement to severance or termination benefits related to the Executive's termination of employment under any other severance or termination plan, program or arrangement including, without limitation, the Prior Agreement. For the avoidance of doubt, the waiver described in the preceding sentence shall apply only during the two-year period following a Change in Control and only to severance or termination benefits payable to the Executive under any such plan, program or arrangement (including the Prior Agreement). In addition, by executing this Agreement, the Executive hereby amends the Prior Agreement by deleting Section 1(b) and Section 1(g) in their entirety. Except as set forth herein, the provisions of the Prior Agreement (including any non-competition or confidentiality covenants contained therein) shall continue to apply to the Executive (even during the two-year period referenced above). In no event shall the Executive be entitled to duplicative payments or benefits under this Agreement and any other severance or termination plan, policy or arrangement of the Company or its subsidiaries. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio (regardless of the law which may be applicable under principles of conflicts of law).

                  9. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information shall not otherwise be publicly disclosed.

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                  10.      Validity. The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

                  11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  12. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Cleveland, Ohio in accordance with the rules of (but not necessarily appointed by) the American Arbitration Association then in effect except as provided herein. Judgment may be entered on the arbitrator's award in any court having jurisdiction, provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. No such arbitration proceedings shall be commenced or conducted until at least 60 days after the parties, in good faith, shall have attempted to resolve such dispute by mutual agreement; and the parties hereby agree to endeavor in good faith to resolve any dispute by mutual agreement. If mutual agreement cannot be attained, any disputing party, by written notice to the other ("Arbitration Notice") may commence arbitration proceedings. Such arbitration shall be conducted before a panel of three arbitrators, one appointed by each party within 30 days after the date of the Arbitration Notice, and one chosen within 60 days after the date of the Arbitration Notice by the two arbitrators appointed by the disputing parties. Any Cleveland, Ohio court of competent jurisdiction shall appoint any arbitrator that has not been appointed within such time periods. Judgment may include costs and attorneys fees and may be entered in any court of competent jurisdiction.

                  13. No Guaranty of Employment. Neither this contract nor any action taken hereunder shall be construed as giving the Executive a right to be retained as an employee of the Company. The Company shall be entitled to terminate the Executive's employment at any time, subject to providing the severance benefits herein specified in accordance with the terms hereof. The Executive is free to resign from employment at any time and the Company is free, subject to the terms of this Agreement, to terminate the Executive's employment at any time and for any reason.

                  14. Waiver. As additional consideration for the Company's agreement to enter into this Agreement, the Executive agrees to irrevocably waive any rights the Executive may have to benefits payable under Section 6(e) of the Company's Annual Incentive Plan (the "AIP"), as in effect on the date hereof with respect to any Change of Control (as defined in the AIP) occurring in the fiscal year of the Company ending in January 2004.

                  IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first written above.

                                                     OFFICEMAX, INC.

                                                     /s/ Michael Feuer
                                                     ---------------------------
                                                     By:  Michael Feuer
                                                     Title:  Chairman and CEO

                                                     /s/ Michael Killeen
                                                     ---------------------------
                                                     Michael Killeen

                                    EXHIBIT A

                                     FORM OF
                              AGREEMENT AND RELEASE

                  This Settlement Agreement and Release ("Release") is made and entered into by and between ___________________ ("Executive") and OfficeMax, Inc. [or other Participating Employer] ("Employer") in connection with Executive's separation of employment with Employer, effective __________________ ("Separation Date").

                  In consideration of the mutual promises and releases contained herein and other good and valuable consideration as set forth herein, it is hereby agreed as follows:

                  (1) In full and final settlement of any claims and demands for relief which may be asserted by Executive against Employer, its predecessors, successors and assigns, and the employees, current and former directors, officers, agents, attorneys and representatives of same, Employer will pay Executive a cash lump sum equal to ________________, subject to applicable taxes and withholdings, which amount equals the cash severance benefits payable under the Executive Severance Agreement dated ______ __, 2003 by and between Executive and Employer (the "Severance Agreement"). Executive shall receive such payment as soon as practicable after this Release becomes irrevocable.

                  (2) Notwithstanding anything the contrary contained herein, Executive and Employer agree and acknowledge that Executive is not waiving his rights to payment of:

                  (a) Executive's salary, wage payments, sales bonuses or commissions and/or reimbursable business expenses due as of the Separation Date, subject to applicable taxes and withholdings.

                  (b) Executive's accrued but unused vacation as of the Separation Date, subject to applicable taxes and withholdings.

                  (c) Benefits accrued as of the Separation Date under any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

                  (3) Executive hereby expressly agrees and acknowledges that any and all claims and demands for relief, of whatever nature or kind, including attorneys fees and costs, which Executive ever had or now has against Employer, its predecessors, successors, current and former employees, directors, officers, assigns, agents, attorneys and representatives or affiliates, which arose out of or relate in any way to Executive's employment with or separation from employment with Employer and/or its predecessors, shall be forever waived, released or discharged, including but not limited to
(i) any claims under the Fair Labor Standards Act, 29 U.S.C. Section 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. Sections 1981 and 1981a; the Americans with Disabilities Act, 42 U.S.C. Section 12100 et seq.; [add references to applicable state or local laws]; and any other federal, state or local laws prohibiting employment discrimination; (ii) claims relating to harassment, breach of contract or wrongful discharge, or breach of express or implied covenants; and
(iii) claims arising from any legal restrictions on Employer's right to terminate its employees.

                  (4) Executive represents and agrees that he has not relied on any statements by Employer regarding his rights under the various federal and state laws prohibiting discrimination in the workplace and that he is hereby advised, cautioned, warned, recommended, encouraged, and provided the opportunity to, discuss all aspects of the Release with counsel of his own choosing, and that he has carefully read the Release, and that he understands and has full knowledge of all of the provisions of the Release, and that he is voluntarily and of his own free will and without any duress of any kind or nature entering into the Release.

                  (5) Executive acknowledges the receipt and sufficiency of consideration adequate to support this Release in general and, in particular, the Executive's release of rights set forth in paragraphs two (2) and three (3) hereto, since the Executive is receiving benefits under paragraph (1) that the Executive otherwise would not have been entitled to receive.

                  (6) Executive and Employer further expressly agree and understand that the Severance Agreement and Release constitute the complete and entire agreement of the parties with respect to the subject matter hereof, and that any other promises, inducements, representations, warranties, or agreements with respect to the subject matter hereof have been superseded hereby and are not intended to survive the Release, provided that any confidentiality or nondisclosure agreements binding on Executive shall continue to be binding on him in accordance with their terms. No amendment or modification of the Release shall be effective unless set forth in writing and signed by both the Executive and a duly authorized officer of Employer.

                  (7) Executive and Employer agree that all matters relative to the construction and interpretation of this Release shall be construed and interpreted in accordance with the laws of the State of Ohio.

                  [(8)     Executive represents and agrees that he has been
provided a period of twenty-one (21) days to consider the terms of this Release and has been advised that, once executed, this Release may be revoked by Executive within seven (7) days of execution.]

                    [Alternate paragraph (8), as appropriate:

                  (8) Executive represents and agrees that he or she has been provided a period of forty-five (45) days to consider the terms of this Release and has been advised that, once executed, this Release may be revoked by Executive within seven (7) days of execution.]

                  (9) This Release shall not become effective or enforceable until the eighth (8th) day after delivery of an executed copy by the Executive to the Employer, at which point it shall be effective and enforceable.

__________________________________           ___________________________________
WITNESS                                      Name of Executive:

Date:___________________

                                             [OfficeMax, Inc.
                                             or Other Employer]

Date:___________________                     By: _______________________________
                                             Title: ____________________________